Exhibit 3.1

AMENDMENT NO. 7 TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

SUNOCO LOGISTICS PARTNERS L.P.

September 26, 2016

This Amendment No. 7 (this “Amendment No. 7”) to the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. (the “Partnership”), dated as of January 26, 2010, as amended by Amendment No. 1 thereto dated as of July 1, 2011, Amendment No. 2 thereto dated as of November 21, 2011, Amendment No. 3 thereto dated as of June 12, 2014, Amendment No. 4 thereto dated as of July 30, 2014, Amendment No. 5 thereto dated as of August 28, 2015, and Amendment No. 6 thereto dated as of October 8, 2015 (as so amended, the “Partnership Agreement”), is hereby adopted effective as of September 26, 2016, by Sunoco Partners LLC, a Pennsylvania limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to the other classes of Partnership Interests) in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to the other classes of Partnership Interests) in any material respect; and

WHEREAS, pursuant to Section 7.1(c) of the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings”), as the members of the General Partner, have the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of the General Partner (including the decision to amend or forgo distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1(b) of this Amendment No. 7; and

WHEREAS, pursuant to Section 7.1(e) of the GP LLC Agreement, the General Partner shall not take any action to amend the Partnership Agreement without first obtaining the written consent of the members holding a majority interest in the General Partner; and

WHEREAS, ETP and ETE Holdings, as the members of the General Partner, have consented in writing to this Amendment No. 7 and the modification of distributions in respect of the Incentive Distribution Rights.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) Section 6.4 is hereby amended by adding a new subsection (c) to such Section:

“(c) Notwithstanding anything to the contrary in this Section 6.4, for a period of eight consecutive Quarters commencing with the third Quarter of 2016, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (v)(B), (vi)(B) and (vii)(B) of Subsection 6.4(a) and clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b) shall be reduced by $7.5 million with respect to each such Quarter.”

Section 2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. Applicable Law. This Amendment No. 7 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4. Invalidity of Provisions. If any provision of this Amendment No. 7 is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 7 has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO PARTNERS LLC

By:	/s/ Kathleen Shea-Ballay
Name:	Kathleen Shea-Ballay
Title:	Senior Vice President, General Counsel and Corporate Secretary

Signature Page to Amendment No. 7